Exhibit (c)(3)

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CONFIDENTIAL

[GRAPHIC]

A Presentation to:

The Board of Directors of

TWINS

Regarding:

Update on Strategic Alternatives

July 20, 2005

300 Crescent Court, Suite 600
Dallas, TX 75201	[LOGO]
214-258-2700
www.stephens.com

Little Rock	Atlanta	Dallas	Nashville	New York

Table of Contents

I.	Process Update

II.	TWINS Current Performance

III.	New Management Case

IV.	Migration to Non-Asset Based Model and Recap

V.	Next Steps

Exhibits

A.	Comparable Companies Analysis

[LOGO]

[GRAPHIC]

I. Process Update

Process Update

•                  At the BOD’s request Stephens has begun initial testing of potential buyers.

•                  “No name” discussion to determine initial interest.

•                  NDA sent.

•                  Management approved information packet sent.

•                  Status of the calling effort to date:

•                  Strategic Buyers:

•                  12 contacted.

•                  5 show interest.

•                  Financial Buyers:

•                  8 contacted.

•                  2 passed.

•                  At the conclusion of today’s meeting we hope to clarify the BOD’s intentions such that we ensure a smooth efficient process that maximizes the Company’s alternatives and value.

Current Status of Potential Buyers

Strategic Buyers

Comments
Interested:
Celadon Group	Still discussing information to be provided/NDA.
Crete Carrier Corp.	Interested. NDA sent.
Heartland Express	Received signed NDA. Information package sent.
Knight Transportation	Interested. NDA sent.
Swift Transportation	Received signed NDA. Information package sent.

Passed:
Contrans Income Fund	Focused on Canadian market.
CRST	Not interested in this size of acquisition at the moment.
J.B. Hunt	Still not in acquisition mode.
Schneider	Looking for non-asset based growth and not dry van.
TransForce Income Fund	Not interested in U.S. based carrier.
USA Truck	Not interested in acquisitions of size right now.
Werner Enterprises	Prefer to grow internally.

Financial Buyers

Comments
Interested:
The Broe Companies	Interested. NDA sent.
Fenway Partners	Interested. NDA sent.
Goldner Hawn	Interested. NDA sent.
Jefferies Capital	Interested. NDA sent.
Thayer Capital	Interested. NDA sent.

Initial Call Only:
Platinum Equity

Passed:
Eos Partners	Currently focused on non-asset based companies.
Greenbrier Equity	Not interested in asset-based dry van TL.

[GRAPHIC]

II. TWINS Current Performance

Company Performance

(Dollars in Millions, Except per Share)

	2Q04	2Q05	2Q05	For the Six Months Ended
	Actual	Actual	Budget	6/30/04	6/30/05

Revenue	$65.2	$62.8	$64.2	$127.4	$124.3

EBITDA	8.3	7.3	6.3	15.0	13.8

EBIT	2.3	1.5	0.8	3.3	2.3

Net Income	0.9	0.5	0.1	1.0	0.6

EPS	$0.13	$0.07	$0.02	$0.14	$0.09

Margins:
EBITDA	12.7%	11.6%	9.8%	11.8%	11.1%
EBIT	3.5%	2.5%	1.3%	2.6%	1.9%
Operating Ratio	96.5%	97.5%	98.7%	97.4%	98.1%
Net Income	1.4%	0.8%	0.2%	0.8%	0.5%

Potential Market Reaction to 2Q Results

Initial market reaction could be neutral to slightly positive upon announcement, but may turn negative as outsiders continue to analyze TWINS operating metrics.

•                  Outperform Management Estimates, but Underperform 2004 and Feltl

•                  Market will be unaware of actual performance relative to management’s plan.

•                  Market will compare performance sequentially and based on prior year results.

•                  Those following Feltl will be disappointed as 2Q estimate is $0.13.

•                  Quality of Earnings

•                  Better than expected earnings driven primarily due to:

•                  Reduction of incentive plan bonus accruals — $0.02.

•                  Workers compensation (lower current claims, positive developments in old claims) — $0.025.

•                  Better medical claim experience — $0.015.

•                  Sustainability may be questioned.

•                  Key Operating Metrics Still Lagging

•                  Drivers

•                  Average monthly seated Company drivers have decreased sequentially month over month since February.

•                  New student enrollments have picked up in July however.

•                  Utilization decreased month over month in 2Q

•                  Revenue/total seated/week decreased from $3,519 in April to $3,497 in June.

•                  Deadhead increased from 10.9% in April to 11.1% in June versus an expected decline to 10.4%.

•                  Consider delaying announcement of Stephens role in advising the BOD on strategic alternatives.

[GRAPHIC]

III. New Management Case

Overview of New Management Case

•                  Key changes to the New Management Case include:

•                  Seated Company Tractors — delayed driver ramp, but catches up to previous plan by end of 2006.

•                  Deadhead — improvements from elimination of freight in non-targeted lanes.

•                  Non-Asset Revenue:

•                  In 2005, shift trailers to take advantage of favorable intermodal prices — 37% incremental margins.

•                  Grow 2006-2008 annually at 20% versus 10-15% previously.

•                  Cost Reductions:

•                  Planned reduction in G&A headcount.

•                  Slightly lower driver pay due to increased mix of student drivers.

•                  No tractor sales — will need by year end.

•                  No service centers closures.

•                  Execution risks we have identified include:

•                  Ability to ramp Company drivers given driver environment.

•                  Ability to grow non-asset based services at such high rates.

Projected Income Statement - New Management Case

(Dollars in Millions, Except per Share)

	For the Projected Fiscal Year Ending December 31,				CAGR
	2005E	2006E	2007E	2008E	‘05 - ‘08

Revenue:
Asset Based	$244.5	$292.8	$324.5	$344.1	12.1%
Non-Asset Based	16.0	19.2	23.0	27.6	20.0%
Total Revenues	260.5	311.9	347.4	371.7	12.6%

EBIT	8.9	14.8	20.4	24.2	39.8%

EPS	$0.55	$0.98	$1.39	$1.67	44.8%

Average Seated Company Tractors	880	1,106	1,290	1,385
Average Seated Total Tractors	1,378	1,526	1,640	1,685

Ratios:
Operating Ratio	96.6%	95.3%	94.1%	93.5%
Debt to Total Capitalization	44.2%	53.9%	51.4%	47.3%
ROIC	4.1%	5.9%	7.0%	7.9%

Comparison of New and Previous Management Cases

(Dollars in Millions, Except per Share)

Average Seated Total Tractors	Operating Ratio

[CHART]	[CHART]

% Non-Asset Based Revenue	EPS

[CHART]	[CHART]

Potential Valuation - Market Multiples

	New Management Case			Previous Management Case
	Mid-2006	Mid-2007	Mid-2008	Mid-2006	Mid-2007	Mid-2008

Current Year EPS	$0.98	$1.39	$1.67	$0.97	$1.12	$1.32

Future Per Share Price

at Multiple of:

12.0x	$11.73	$16.68	$20.04	$11.66	$13.41	$15.82

14.0	13.69	19.46	23.38	13.61	15.64	18.46

16.0	15.64	22.24	26.72	15.55	17.87	21.09

Discounted Per Share Price

at Multiple of: (a)

12.0x	$10.47	$13.30	$14.26	$10.41	$10.69	$11.26

14.0	12.22	15.51	16.64	12.15	12.47	13.13

16.0	13.97	17.73	19.02	13.88	14.25	15.01

Note: For further valuation analysis see page 14.

(a) Discounted back to 6/30/05 using an equity discount rate of 12.0%.

Valuation Analysis - New Management Case

(Dollars in Millions, Except per Share)

The revised topline growth coupled with profitability improvements in 2007 and 2008 significantly raise the DCF and LBO valuation ranges.

[CHART]

	Comparable Company			Acquisition Multiple		DCF	LBO	Market Price
	LTM EBIT	FY 2005 EBIT	FY 2005 EPS	FY 2005 EBIT	FY 2005 EPS	Perpetual Growth Rate 4.0% - 5.0%	IRR	52 Week
Data:	$5.7	$8.9	$0.55	$8.9	$0.55	Discount Rate	25.0 - 30.0%	High / Low
Metric:	10.0x - 12.0x	9.0x - 11.0x	12.0x - 16.0x	9.0x - 11.0x	13.0x - 17.0x	11.0%

[GRAPHIC]

IV. Migration to Non-Asset Based Model and Recap

Migration to NAB Model and Recap — Benefits/Issues

BENEFITS	ISSUES

•     Signals dramatic change for enhancing shareholder value.

•     Transition shareholder base to supporters of the new vision.

•                  Capitalizes on trend of non-asset based model with prospect of increased multiple to follow.

•                  Potential long-term enhancement of returns on capital and minimizes capital expenditures going forward.

•                  Shareholder reaction of those looking for execution on TWINS asset-based history.

•                  Substantial management time required — may be difficult to keep eye on ball of core operations

•                  Integration risk.

•                  Management depth in running substantial non-asset based business — may need to “buy” management team.

•                  Free cash flow and balance sheet constraints will limit ability to pursue “transforming” acquisitions.

•     Competitive environment for non-asset based deals has driven transaction multiples higher.

•                  Risk of losing customers.

•     Degradation of returns and increased debt in the near-term.

•                  EPS dilution.

.

Overview of Migration to Non-Asset Based Case

•                  Management plans the following to migrate TWINS to a primarily non-asset based model:

•                  Started with the “new” management case

•                  Limit equipment growth to solely maintaining status quo throughout the projection period (approximately 1,400 tractors).

•                  Cost reduction, lane enhancements, and other operational improvements consistent with new management plan.

•                  Bolster M&A strategy to effect one non-asset based acquisition per year (pages 18-20).

•                  Results in 46% of business being non-asset based by 2008.

•                  Execution risks we have identified include:

•                  Availability, competition and price of acquisition targets.

•                  Integration risk.

•                  Management talent to acquire, manage and grow non-asset based business.

•                  Risk in shifting focus from core business (e.g., customers, employees, etc.).

Pursuing a Non-Asset Based Acquisition Strategy

Requirements to Pursue Acquisition Strategy:

•                  Cash on hand, ability to borrow, stock representing attractive acquisition currency.

•                  Current availability under credit facility of $17.6 million — un-encumbered assets may allow for additional $15-20 million.

•                  Experience managing the acquisition process and ability to act quickly.

•                  Confidence of the Street/new investors that you can buy right and quickly integrate.

Feasibility of Acquisition Strategy:

•                  Transforming acquisitions would be challenging:

•                  Few available — auction atmosphere.

•                  Negative arbitrage — high multiples.

•                  Tack-on’s

•                  Depending on size, several of these acquisitions and several years may be required to reach target critical mass.

•                  Allows TWINS to build management expertise over time.

•                  Seek acquisitions with lower execution risk and higher compatibility with existing business.

•                  Sale multiples still high historically

•                  Recent transactions have traded at EBITDA multiples approaching 8.0x.

Based on our assessment, we believe TWINS should focus its non-asset based acquisition strategy on companies with brokerage and intermodal capabilities.

Logistics-Model	Asset Intensity	Mkt Valuation	Execution Risk	Overall Fit

Brokerage

Intermodal

Dedicated

Agent-Based TL

Freight Forwarding

Warehousing

High	Low

We have assumed current market valuations and standard brokerage/IMC financials for TWINS’
                acquisitions.

Transaction Assumptions

Transaction Date #1	12/31/05
Transaction Date #2	12/31/06
Transaction Date #3	12/31/07

EBIT	$2.9
EBIT Multiple	9.0	x
Transaction Value	$25.9
Implied EBITDA Multiple	7.7	x

Financial Summary

Income Statement:	$	%
Revenue	60.0	$100.0%
Depreciation	0.5	0.8%
Operating Expenses	57.1	95.2%
EBIT	$2.9	$4.0%

Projected Financials - Migration Case

(Dollars in Millions, Except per Share)

	For the Projected Fiscal Year Ending December 31,				CAGR
	2005E	2006E	2007E	2008E	’05 - ’08

Revenue:
Asset Based	244.5	$272.4	$280.9	$294.0	$6.3%
Non-Asset Based	16.0	79.2	155.0	246.0	148.8%
Total Revenues	260.5	351.6	435.9	540.0	27.5%

EBIT	8.9	13.9	18.1	24.6	40.5%

EPS	$0.55	$0.83	$0.98	$1.34	34.6%

Average Seated Company Tractors	880	1,000	1,070	1,140
Average Seated Total Tractors	1,378	1,420	1,420	1,440

Ratios:
Operating Ratio	96.6%	96.1%	95.8%	95.4%
Debt to Total Capitalization	55.9%	60.8%	65.6%	61.3%
ROIC	4.1%	5.2%	5.5%	6.4%

Summary Balance Sheet:
Goodwill	$22.9	$45.8	$68.8	$68.8
Total Debt	76.2	101.4	137.2	127.9
Stockholders’ Equity	60.1	65.5	72.0	80.8

Comparison of Migration Case to New Management Case

(Dollars in Millions, Except per Share)

% Non-Asset Based Revenue

[CHART]

Debt to Total Capitalization

[CHART]

EPS

[CHART]

ROIC

[CHART]

Potential Valuation - Market Multiples

•                  To account for a greater percentage of non-asset based revenue, we have increased the market PE   multiple by two turns.

•                  Due to higher risk associated with this strategy, we have increased the cost of equity assumption (discount rate) to 17.0% from the 12.0% used in the Management Case.

	Migration Case
	Mid-2006	Mid-2007	Mid-2008

Current Year EPS	$0.83	$0.98	$1.34
Future Per Share Price at Multiple of:
14.0x	$11.57	$13.74	$18.76
16.0	13.22	15.70	21.44
18.0	14.87	17.66	24.12

Discounted Per Share Price at Multiple of: (a)
14.0x	9.88	$10.04	$11.71
16.0	11.30	11.47	13.38
18.0	12.71	12.90	15.06

Note: For further valuation analysis see page 23.

(a) Discounted back to 6/30/05 using an equity discount rate of 17.0%.

Valuation Analysis - Migration Case

(Dollars in Millions, Except per Share)

•                  For the DCF analysis we have increased the cost of capital assumption (discount rate) to 13.0% from the 11.0% used in the Management Case.

•                  This corresponds to the 5% increase in the cost of equity on the previous page — a 5% increase in cost of equity with an approximate 50% debt/cap. ratio results in an approximate 2% increase in cost of capital.

[CHART]

Re-Capitalization

Management and BOD confidence in TWINS strategy is crucial to re-capitalizing the Company.

Potential Terms on New Preferred Equity Investment will be Return Driven:

•                  Will require current yield - cash, PIK or combination thereof.

•                  Equity upside through conversion feature or warrant coverage.

•                  “Equity pricing”

•                  Potentially at premium to current market, but most likely below potential acquisition price.

Issues:

•                  What are investors re-capitalizing? — Settle on direction of TWINS strategic plan?

•                  Investor appetite

•                  Does strategy and financial prospects present compelling risk adjusted returns.

•                  Use of proceeds

•                  Proceeds used to repurchase common likely viewed more negatively than “new money”     used to execute on acquisition strategy.

•                  Dilution

[GRAPHIC]

V. Next Steps

Next Steps

•                  Potential Sale

•                  Finalize NDA negotiations and information package disbursement to potential      buyers.

•                  Inform buyers of timeline (week of July 18th).

•                  Request for initial indication of interest (due August 5th or 12th).

•                  BOD to evaluate interest level.

•                  Management meeting/due diligence for select parties if interest is acceptable to BOD.

•                  Process for Migration to Non-Asset Based Model and Recap

•                  BOD/management to evaluate and conclude on viability of scenario.

•                  If decision to proceed:

•                  Tighten model, operational plan and develop “roadshow.”

•                  Approach potential investors (weeks of August 1st and 8th).

•                  Determine initial investor interest/reaction and decide whether to proceed.

•                  Contact with Institutional Investors

•                  Normal course — Board of Directors approved meeting only.

[GRAPHIC]

Exhibits

[GRAPHIC]

A. Comparable Companies Analysis

Comparable Companies Analysis - Truckload

Dollars in Millions, Except per Share

					LTM	Enterprise Value /
	Price	% of 52	Market	Enterprise	Operating	EBITDA			EBIT			P/E
Company Name	7/16/05	Wk. High	Cap.	Value	Ratio	LTM	2005E	2006E	LTM	2005E	2006E	LTM	2005E	2006E

Celadon Group, Inc.	$18.67	76.1%	$197.0	$211.7	95.1%	$36.4		$41.4		$46.2		$20.9		$25.5		$29.6		$1.08		$1.32		$1.61
						5.8	x	5.1	x	4.6	x	10.1	x	8.3	x	7.2	x	17.2	x	14.1	x	11.6	x
Covenant Transport	14.32	66.1%	205.4	244.2	94.9%	$73.5		$47.3		$51.4		$30.7		$8.1		$15.7		$0.93		$0.19		$0.52
						3.3	x	5.2	x	4.8	x	8.0	x	30.1	x	15.6	x	15.4	x	75.4	x	27.5	x
Heartland Express	20.92	90.1%	1,569.0	1,280.8	79.6%	$127.3		$138.5		$153.5		$95.8		$105.3		$119.7		$0.86		$0.96		$1.09
						10.1	x	9.2	x	8.3	x	13.4	x	12.2	x	10.7	x	24.4	x	21.8	x	19.2	x
J.B. Hunt Transport Services	20.01	80.0%	3,348.7	3,411.2	88.4%	$497.1		$530.1		$593.3		$341.8		$372.8		$428.3		$1.02		$1.33		$1.52
						6.9	x	6.4	x	5.7	x	10.0	x	9.2	x	8.0	x	19.6	x	15.1	x	13.2	x
Knight Transportation	24.97	86.1%	1,452.8	1,414.2	81.9%	$129.3		$156.1		$191.0		$85.1		$102.1		$126.1		$0.89		$1.07		$1.30
						10.9	x	9.1	x	7.4	x	16.6	x	13.9	x	11.2	x	28.1	x	23.3	x	19.2	x
Marten Transport	22.65	90.6%	331.6	367.9	91.2%	$68.9		$73.6		$84.4		$35.0		$36.1		$42.1		$1.45		$1.52		$1.75
						5.3	x	5.0	x	4.4	x	10.5	x	10.2	x	8.7	x	15.6	x	14.9	x	12.9	x
P.A.M. Transportation Services	16.97	80.8%	189.4	202.2	93.8%	$50.7		$56.0		$61.0		$20.7		$24.6		$27.3		$1.02		$1.24		$1.40
						4.0	x	3.6	x	3.3	x	9.8	x	8.2	x	7.4	x	16.7	x	13.7	x	12.1	x
Swift Transportation	23.43	89.5%	1,762.0	2,322.3	93.3%	$388.6		$441.8		$519.1		$197.4		$221.5		$273.1		$1.44		$1.60		$2.00
						6.0	x	5.3	x	4.5	x	11.8	x	10.5	x	8.5	x	16.3	x	14.6	x	11.7	x
U.S. Xpress Enterprises	12.41	36.0%	203.0	333.5	97.0%	$80.8		$69.4		$92.3		$34.6		$19.4		$36.5		$0.93		$0.45		$1.03
						4.1	x	4.8	x	3.6	x	9.6	x	17.2	x	9.1	x	13.3	x	27.6	x	12.0	x
USA Truck	27.02	95.0%	260.2	405.5	93.2%	$65.9		$75.7		$91.8		$27.1		$33.5		$42.5		$1.28		$1.62		$2.20
						6.2	x	5.4	x	4.4	x	15.0	x	12.1	x	9.5	x	21.0	x	16.7	x	12.3	x
Werner Enterprises	19.76	85.0%	1,616.8	1,520.8	91.5%	$298.5		$333.1		$364.6		$149.3		$176.8		$201.3		$1.14		$1.33		$1.50
						5.1	x	4.6	x	4.2	x	10.2	x	8.6	x	7.6	x	17.4	x	14.9	x	13.2	x

Maximum	97.0%	10.9	x	9.2	x	8.3	x	16.6	x	30.1	x	15.6	x	28.1	x	75.4	x	27.5	x
Minimum	79.6%	3.3		3.6		3.3		8.0		8.2		7.2		13.3		13.7		11.6
Median	93.2%	5.8	x	5.2	x	4.5	x	10.2	x	10.5	x	8.7	x	17.2	x	15.1	x	12.9	x
Mean	90.9%	6.2		5.8		5.0		11.4		12.8		9.4		18.6		22.9		15.0
Mean (Excluding Min & Max)	91.5%	5.9		5.6		4.8		11.1		11.3		9.0		18.2		18.1		14.0

Research Case:

TWINS	6.80	67.9%	$45.1	$92.4	$97.8%	$29.2		$36.4		$46.2		$5.7		$10.0		$13.8		$0.26		$0.61		$0.85
						3.2	x	2.5	x	2.0	x	16.1	x	9.2	x	6.7	x	25.9	x	11.1	x	8.0	x

Management Case:

TWINS	6.80	67.9%	$45.1	$92.4	$97.8%	$29.2		$31.2		$41.2		$5.7		$8.9		$14.8		$0.26		$0.55		$0.98
						3.2	x	3.0	x	2.2	x	16.1	x	10.4	x	6.2	x	25.9	x	12.4	x	7.0	x

Comparable Companies Analysis - Non-Asset Based 3PL

Dollars in Millions, Except per Share

Enterprise Value /
	Price	% of 52	Market	Enterprise	EBITDA			EBIT			P/E
Company Name	7/16/05	Wk. High	Cap.	Value	LTM	2005E	2006E	LTM	2005E	2006E	LTM	2005E	2006E
Ground Based Asset-Lite
C.H. Robinson Worldwide	$60.18	101.0%	$5,290.8	$5,043.3	$256.5		$311.9		$354.8		$243.4		$296.0		$337.9		$1.73		$2.10		$2.40
					19.7	x	16.2	x	14.2	x	20.7	x	17.0	x	14.9	x	34.8	x	28.7	x	25.1	x
Dynamex, Inc.	17.30	78.5%	208.5	204.2	$21.4		$23.0		$27.2		$19.8		$21.5		$25.6		$1.03		$1.16		$1.36
					9.5	x	8.9	x	7.5	x	10.3	x	9.5	x	8.0	x	16.7	x	14.9	x	12.7	x
Forward Air	29.99	95.2%	991.0	875.0	$63.2		$79.5		$95.5		$56.2		$71.7		$87.0		$1.10		$1.40		$1.67
					13.8	x	11.0	x	9.2	x	15.6	x	12.2	x	10.1	x	27.2	x	21.4	x	18.0	x
Hub Group, Inc.	25.71	76.8%	570.0	554.4	$54.6		$60.2		$66.0		$43.4		$50.1		$59.3		$1.21		$1.38		$1.64
					10.2	x	9.2	x	8.4	x	12.8	x	11.1	x	9.3	x	21.2	x	18.6	x	15.7	x
Landstar System	33.01	84.1%	2,035.9	2,074.2	$160.7		$166.7		$192.0		$145.4		$150.9		$171.8		$1.14		$1.49		$1.69
					12.9	x	12.4	x	10.8	x	14.3	x	13.7	x	12.1	x	29.0	x	22.2	x	19.5	x
Pacer International	23.14	85.2%	889.2	1,055.2	$96.8		$104.9		$115.9		$89.7		$98.1		$108.0		$1.29		$1.39		$1.63
					10.9	x	10.1	x	9.1	x	11.8	x	10.8	x	9.8	x	17.9	x	16.6	x	14.2	x
Quality Distribution, Inc.	9.71	78.2%	186.8	462.1	$58.3		$63.9		$68.8		$37.4		$45.9		$50.3		$0.45		$0.74		$0.90
					7.9	x	7.2	x	6.7	x	12.4	x	10.1	x	9.2	x	21.7	x	13.1	x	10.8	x
Universal Truckload Services, Inc.	16.40	69.8%	264.3	236.4	$25.3		$30.4		$35.9		$21.2		$25.6		$30.4		$1.17		$1.04		$1.17
					9.4	x	7.8	x	6.6	x	11.2	x	9.2	x	7.8	x	14.0	x	15.8	x	14.0	x

Ground Based Asset-Lite Market Multiples:

Maximum	19.7	x	16.2	x	14.2	x	20.7	x	17.0	x	14.9	x	34.8	x	28.7	x	25.1	x
Minimum	7.9		7.2		6.6		10.3		9.2		7.8		14.0		13.1		10.8
Median	10.5	x	9.6	x	8.8	x	12.6	x	10.9	x	9.6	x	21.5	x	17.6	x	14.9	x
Mean	11.8		10.3		9.1		13.6		11.7		10.1		22.8		18.9		16.2
Mean (Excluding Min & Max)	11.1		9.9		8.6		13.0		11.2		9.7		22.3		18.3		15.7

Freight Forwarding

Eagle Global Logistics	20.99	$60.0%	1,104.0	$997.3	$122.3		$134.2		$151.6		$86.8		$98.7		$116.2		$1.12		$1.16		$1.50
					8.2	x	7.4	x	6.6	x	11.5	x	10.1	x	8.6	x	18.8	x	18.1	x	14.0	x
Expeditors International	53.20	91.1%	6,007.6	5,549.5	$274.5		$315.7		$397.8		$246.8		$285.6		$366.5		$1.46		$1.68		$2.11
					20.2	x	17.6	x	14.0	x	22.5	x	19.4	x	15.1	x	36.3	x	31.7	x	25.2	x
UTi Worldwide	69.10	89.6%	2,264.2	2,213.1	$127.6		$151.4		$178.6		$103.4		$128.2		$154.5		$2.27		$2.62		$3.20
					17.3	x	14.6	x	12.4	x	21.4	x	17.3	x	14.3	x	30.4	x	26.4	x	21.6	x

Freight-Forwarding Market Multiples:

Median	17.3	x	14.6	x	12.4	x	21.4	x	17.3	x	14.3	x	30.4	x	26.4	x	21.6	x
Mean	15.2		13.2		11.0		18.5		15.6		12.7		28.5		25.4		20.3

Total 3PL Market Multiples:

Maximum	20.2	x	17.6	x	14.2	x	22.5	x	19.4	x	15.1	x	36.3	x	31.7	x	25.2	x
Minimum	7.9		7.2		6.6		10.3		9.2		7.8		14.0		13.1		10.8
Median	10.9	x	10.1	x	9.1	x	12.8	x	11.1	x	9.8	x	21.7	x	18.6	x	15.7	x
Mean	12.7		11.1		9.6		14.9		12.8		10.8		24.4		20.7		17.3
Mean (Excluding Min & Max)	12.4		10.8		9.4		14.6		12.4		10.7		24.2		20.3		17.2

Comparable Transactions

(Dollars in Millions)

				Total	LTM				Multiples
Effective			Transaction	Transaction				Net							Net
Date	Target	Acquiror	Value	Value	Revenue	EBITDA	EBIT	Income	Revenue		EBITDA		EBIT		Income
Pending	Overnite Corp.	United Parcel Service, Inc.	$1,222.2	$1,267.0	$1,686.9	$173.0	$115.0	$67.2	0.8	x	7.3	x	11.0	x	18.2	x
	Provides regional LTL services	Package delivery, logistics, SCM
5/25/05	USF Corporation	Yellow Roadway Corporation	1,371.1	1,470.3	2,394.6	216.4	112.1	55.8	0.6	x	6.8	x	13.1	x	24.6	x
	Regional LTL, supply chain mgt.	National LTL services
9/13/04	Boyd Bros. Transportation Inc.	BBT Acquisition Corporation	27.4	55.3	139.6	13.4	3.0	1.0	0.4	x	4.1	x	18.1	x	27.0	x
	Flatbed truckload carrier	Investors and Management
2/16/04	Clark Bros. Transfer, Inc.	SCS Transportation, Inc.	24.5	30.5	66.0	5.0	4.0	N/A	0.5	x	6.1	x	7.6	x	N/A
	Provides LTL services	Provides LTL services
12/11/03	Roadway Corporation	Yellow Corporation	965.5	1,121.9	3,165.9	183.5	108.5	46.4	0.4	x	6.1	x	10.3	x	20.8	x
	Provides LTL services	Provides LTL services
7/2/03	Merit Distribution Services	Swift Transportation	76.0	76.0	140.0	10.4	2.0	8.4	0.5	x	7.3	x	9.0	x	N/A
	Long-haul refrig. carrier	Provides TL services
2/28/03	Landair Corporation	Management	98.2	101.5	102.5	18.5	9.0	5.9	1.0	x	5.5	x	11.2	x	16.5	x
	Provides TL services
1/23/03	Arnold Transportation Services	Jefferies Capital Partners	55.0	55.0	171.0	22.2	6.1	3.8	0.3	x	2.5	x	9.0	x	14.5	x
	Provides TL services	Private equity firm
2/15/02	Motor Cargo Industries	Overnite Transportation Co	81.3	76.7	138.6	19.6	10.8	6.8	0.6	x	3.9	x	7.1	x	11.9	x
	Provides LTL services	Provides LTL services
12/3/01	Arnold Industries	Roadway Corporation	478.0	430.1	393.8	68.0	42.0	29.2	1.1	x	6.3	x	10.2	x	16.4	x
	Provides TL & LTL services	Provides LTL services
6/29/01	M.S. Carriers	Swift Transportation Co Inc	392.2	639.8	712.6	107.8	38.8	12.8	0.9	x	5.9	x	16.5	x	30.7	x
	Provides TL services	Provides TL services
4/30/01	Kenan Transport Company	Advantage Management Group	87.2	89.2	157.6	21.2	12.3	8.9	0.6	x	4.2	x	10.0	x	16.4	x
	Petroleum and chemical trucking	Petroleum-transport company
2/12/01	American Freightways	FedEx	946.4	1,208.4	1,352.6	189.3	126.9	66.3	0.9	x	6.4	x	9.5	x	14.3	x
	Provides LTL services	Provides global delivery services
7/20/00	KLLM Transport Services, Inc.	High Road Acquisition Group	33.0	80.0	236.9	20.1	1.3	(1.3)	0.3	x	4.0	x	N/M		N/M
	Provides TL services	Investment company

Minimum	0.3	x	2.5	x	7.1	x	11.9	x
Maximum	1.1		7.3		18.1		30.7
Mean	0.6	x	5.5	x	11.0	x	19.2	x
Median	0.6		6.0		10.2		16.5
Mean (Excluding Min and Max)	0.7		6.1		11.8		21.1